Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into as of the Effective Date as hereinafter defined, by and among VALASSIS COMMUNICATIONS, INC., a Delaware corporation whose principal place of business is located at 19975 Victor Parkway, Livonia, Michigan, 48152 (referred to herein as “VCI” or the “Corporation”), NCH Marketing Services, Inc. (“NCH”) and Brian J. Husselbee (the “Executive”).

IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

1. Employment and Term.

(a) The Corporation agrees to employ the Executive, and the Executive agrees to remain in the employ of the Corporation, in accordance with the terms and provisions of this Agreement for the period set forth below (the “Employment Period”).

(b) The Employment Period shall commence on September 28, 2009 (the “Effective Date”) and shall continue until the close of business on September 30, 2010.

2. Duties and Powers of Executive.

(a) Position. During the Employment Period, the executive shall (i) serve as President and Chief Executive Officer of NCH Marketing Services, Inc. (“NCH”); (ii) have the title, status and duties of such position (and of any successor to the business of NCH); and (iii) be vested with powers, authority and support services appropriate for such position. The Executive’s services shall be performed at NCH’s headquarters which shall not be more than 50 miles from where the Executive is currently employed unless such requirement is waived by the Executive.

(b) Duties. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially his full business time and attention during normal business hours to the business and affairs of the Corporation and to the discharge of his duties hereunder. The Executive shall perform his duties hereunder subject to the customary oversight by the Chief Executive Officer of VCI and the Boards of Directors of VCI and of NCH.

3. Compensation.

The Executive shall receive the following compensation for his services hereunder to the Corporation:

(a) Salary. The Executive’s annual base salary (“Annual Base Salary”), payable not less often than biweekly, shall be at the annual rate of not less than $288,000. The Board of Directors of VCI (the “Board”) may from time to time direct such upward adjustments in Annual Base Salary and other compensation and benefits as the Board deems to be necessary or desirable, including, without limitation, adjustments in order to reflect increases in the cost of living. Annual Base Salary shall not be reduced after any increase thereof. Any increase in Annual Base Salary and/or other compensation and benefits shall not serve to limit or reduce any other obligation of the Corporation under this Agreement.

(b) Incentive Compensation. (i) With respect to the calendar year beginning on January 1, 2009 only, in lieu of the bonus provided under the second paragraph of this Section 3(b)(ii), the Executive shall be eligible to receive an annual cash bonus of up to 100% of the Annual Base Salary on the following basis: (A) 50% in accordance with the targets set by the Compensation/Stock Option Committee of VCI (the “Committee”); and (B) 50% in accordance with performance targets set by the Chairman, President and Chief Executive Officer of VCI. Any bonus granted hereunder shall be paid after the end of the twelve-month performance period when the Committee has determined that applicable targets have been met but in no event later than 60 days after the end of such period. Notwithstanding anything to the contrary contained herein, with respect to the bonus payable for the performance period beginning on January 1, 2009 and ending on December 31, 2009, the Committee shall have the sole and absolute discretion to reduce or eliminate such bonus prior to payment, without the necessity of the Executive’s consent, whether or not such bonus is then earned or otherwise payable by its terms. All determinations regarding the cash bonus and whether it is earned or paid shall be made by the Committee, in its sole and absolute discretion. The Executive shall also be entitled to participate in any programs of the Corporation enabling employees to apply all or part of any bonus to the purchase of the Corporation’s stock and receive matching grants.

(ii) Commencing on January 1, 2010, the Executive shall be paid by the Corporation a cash bonus of up to 100% of the Annual Base Salary on the following basis: (A) 50% in accordance with the targets set by the Committee; and (B) 50% in accordance with performance targets set by the Chairman, President and Chief Executive Officer of VCI. In the case of 3(b)(ii)(A) herein, such bonus shall be paid promptly after the end of the applicable six-month period ended June 30 or December 31 when the Committee has determined that applicable targets have been met but in no event later than 60 days after each June 30 and December 31. In the case of 3(b)(ii)(B) herein, such bonus shall be paid when the Chairman, President and Chief Executive Officer of VCI has determined that the applicable performance targets have been met but in no event later than 60 days after each December 31. The Executive shall also be entitled to participate in any programs of the Corporation enabling employees to apply all or part of any bonus to the purchase of the Corporation’s stock and receive matching grants.

(c) Retirement and Welfare Benefit Plans. During the Employment Period and so long as the Executive is employed by the Corporation, he shall be eligible to participate in all savings, retirement and welfare plans, practices, policies and programs maintained from time to time including, without limitation, Valassis Employees’ Retirement Savings Plan, its Flex Plan, its death benefit plans, its disability benefit plans, and its medical, dental and health and welfare plans (the “Plans”) applicable generally to employees of the Corporation.

(d) Expenses. The Corporation agrees to reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his/her duties hereunder in accordance with policies established from time to time by the Board, and the Executive shall account to the Corporation for such expenses. Any such reimbursements shall be made within thirty (30) days after the proper delivery by the Executive of such evidence of expenses that the Corporation may require, but in no event will the reimbursement payment be made later than the end of the calendar year following the calendar year in which the expense is incurred. In no event shall the amount that the Corporation reimburses in any one year affect the amount that it will pay in any other year, and in no event shall the right to reimbursement described in this paragraph be subject to liquidation or exchange.

(e) Fringe Benefits. During the Employment Period, the Corporation shall (i) furnish an automobile to the Executive and pay all of the related expenses for gasoline, insurance, maintenance and repairs; and (ii) furnish to the Executive financial planning, tax and estate preparation services.

(f) Vacation and Other Absences. During the Employment Period and so long as the Executive is employed by the Corporation, he shall be entitled to paid vacation and such other paid absences whether for holidays, illness, personal time or any similar purposes, in accordance with the plans, policies, programs and practices of the Corporation in effect from time to time.

4. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Corporation determines in good faith that Disability (as defined below) of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 9(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Corporation for a period of at least 180 days during any 12-month period as a result of incapacity due to mental or physical illness.

(b) By the Corporation for Cause. The Corporation may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) the conviction of the Executive for the commission of a felony; (ii) action by the Executive involving willful malfeasance or gross negligence or failure to act by the Executive involving material nonfeasance, which, at the time of such willful malfeasance or gross negligence or material nonfeasance, has a materially adverse effect on the Corporation; or (iii) the failure by the Executive to follow the lawful and reasonable directives of the Chairman, President and Chief Executive Officer of VCI and/or the VCI Board or the failure to meet reasonable performance standards established by such executives of VCI, provided however, that VCI notifies the Executive of such failure and the Executive fails or refuses to cure such failure within 30 days of such notification.

(c) By the Executive for Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason. For the purposes of this Agreement, “Good Reason” shall mean any breach by VCI of any material provision of this Agreement provided, however, that the Executive notifies VCI of such breach and VCI fails or refuses to cure such breach within 30 days of such notification.

(d) Notice of Termination. Any termination by the Corporation for cause or the Executive for Good Reason shall be communicated by Notice of Termination to the other party in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) if the Date of Termination (as defined in Section 4(e)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Corporation or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Corporation or the Executive hereunder or preclude the Corporation or the Executive from asserting such fact or circumstance in enforcing the Corporation’s or the Executive’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Corporation for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Executive’s employment is terminated by the Corporation other than for Cause or by reason of Death or Disability, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination; and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5. Obligations of the Corporation upon Termination.

(a) Termination Other Than for Cause. During the Employment Period, if the Corporation shall terminate the Executive’s employment (other than in the case of a termination for Cause) or the Executive’s employment shall terminate by reason of death or Disability (termination in any such case referred to as “Termination”):

(i) the Corporation shall pay to the Executive in a lump sum in cash the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) any accrued vacation pay, to the extent not theretofore paid. The sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations.” The Accrued Obligations specified in this Section 5(a)(i) shall be paid within 30 days after the Date of Termination; and

(ii) in the event of Termination other than by reason of the Executive’s death or Disability, then beginning on the biweekly payment date next following the Termination and on each biweekly payment date thereafter until the end of the Employment Period (the period from such Date of Termination until the end of the Employment Period herein called the “Severance Period”), the Corporation shall pay to the Executive an amount equal to the biweekly installment of the Executive’s Annual Base Salary in effect as of such Date of Termination; and

(iii) in the event of Termination other than by reason of the Executive’s death or Disability, the Corporation shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination a bonus in an amount equal to the maximum incentive compensation as outlined in Section 3(b) of this Agreement, whether or not earned; and

(iv) in the event of Termination other than by reason of the Executive’s death or Disability, then, during the Severance Period, the Corporation shall continue medical and dental benefits on a monthly basis to the Executive and/or the Executive’s family at least equal to those which would have been provided if the Executive’s employment had not been terminated, such benefits to be in accordance with the most favorable plans, practices, programs or policies (the “M&W Plans”) of the Corporation as in effect and applicable generally to other executives of the Corporation and their families during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other executives of the Corporation (but on a prospective basis only unless, and then only to the extent, such more favorable M&W Plans are by their terms retroactive), provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or dental benefits under another employer-provided plan, the benefits under the M&W Plans shall be reduced as provided in Section 6 of this Agreement. For purposes of determining eligibility of the Executive for benefits under the M&W Plans, the Executive shall be considered to have remained employed until the end of the Severance Period. The parties intend that continued coverage under the M&W Plans shall not constitute a ‘deferral of compensation’ under Treas. Reg. Section 1.409A-1(b) during the period the Executive would be entitled to continuation coverage under Section 4980B (COBRA) (typically 18 months) or during any period in which such continued coverage qualifies as a ‘limited payment’ of an ‘in kind’ benefit under Treas. Reg. Section 1.409A-1(b)(9)(v)(C) and (D). Any portion of the continued coverage under the M&W Plans that is subject to Section 409A of the Code is intended to qualify as a ‘reimbursement or in-kind benefit plan’ under Treas. Reg. Section 1.409A-3(i)(1)(iv). If the Corporation reimburses the Executive for the amount of any benefit under this subsection (iv), such reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. In no event shall the amount that the Corporation pays for any such benefit in any one year affect the amount that it will pay in any other year, and in no event shall the benefits described in this paragraph be subject to liquidation or exchange.

(v) Notwithstanding the payment schedules contained elsewhere in this Section 5, to the extent necessary to comply with the requirements of Section 409A of the Code, if the Executive is a ‘specified employee’ (as defined below) at the time of his termination of employment, the payments under Section 5(a)(ii) shall not be made before the date which is six (6) months and one (1) day after the date of the Executive’s termination of employment (or, if earlier, the date of his death). For purposes of the preceding sentence, a ‘specified employee’ shall have the meaning set forth in Section 1.409A-1(i) of the Final Regulations under Section 409A of the Code. As provided by Section 409A of the Code and the regulations thereunder, however, no delay shall apply to payments under Section 5(a)(ii) of the Agreement to the extent the payments (A) constitute a short-term deferral under Section 409A of the Code, and for this purpose, any installments under this Agreement shall be treated as a separate payment for purposes of Section 409A; or (B) do not exceed the lesser of: two (2) times the Executive’s annualized compensation based upon his annual rate of pay for services provided to the Corporation for the calendar year preceding the Corporation’s taxable year in which the Executive has a ‘separation from service’ (as such term is used in Section 409A of the Code) or two (2) times the limit on compensation set forth in Section 401(a)(17) of the Code for the year in which the Executive has a separation from service (the ‘Designated Compensation Amount’). Any (1) amounts otherwise payable under the terms of Section 5(a)(ii) during the six (6) month period beginning on the date of the Executive’s termination of employment that are in excess of the Designated Compensation Amount and that do not constitute a short-term deferral and (2) other payments under this Section 5 that are delayed as provided for in this Section 5(c) will be paid in full without interest within thirty (30) days after the end of such six (6) month period, with the remaining payments made on the schedule provided in the applicable subsection of this Section 5.

(b) Termination by the Corporation for Cause. Subject to the provisions of Section 6 of this Agreement, if the Executive’s employment shall be terminated for Cause during the Employment Period, the Corporation shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Accrued Obligations to the Executive within thirty (30) days after the Date of Termination.

6. Excise Taxes.

(a) In the event it shall be determined that any payment or benefit provided under this Agreement, together with any other payments or benefits Executive is entitled to receive by reason of a Change in Control of the Company or a termination of his employment with the Company (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (“Code”) or any successor provision, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Company shall pay Executive, at least 10 days prior to the time payment of any such Excise Tax is due, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax and any federal, state and local taxes imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payments.

(b) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (1) the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and acceptable to Executive the Payments (in whole or in part) do not constitute parachute payments or excess parachute payments or are otherwise not subject to the Excise Tax, (2) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) (after applying clause (1) above), and (3) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate in the state and locality of Executive’s residence on the date of payment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined. Executive shall notify the Company of any audit by the Internal Revenue Service of Executive’s federal income tax return for the year in which a payment under this Agreement is made within ten (10) days of Executive’s receipt of notification of such audit. In addition, Executive shall also notify the Company of the final resolution of such audit within ten (10) days of such resolution.

(d) Any Gross-Up Payment required to be paid under this Section 6 shall be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive pays the Excise Tax to which the Gross-UP Payment relates to the United States Internal Revenue Service or other applicable taxing authority.

7. Mitigation.

The Executive shall make reasonable efforts to mitigate damages by seeking other comparable employment. To the extent that the Executive shall receive compensation or benefits from such other employment, the payments to be made and the benefits to be provided by the Corporation as provided in this Agreement shall be correspondingly reduced. If the Executive shall fail to make reasonable efforts to mitigate damages by seeking other comparable employment, the Corporation’s obligations under this Agreement shall cease until such time as the Executive commences to make such efforts. If the Executive finally prevails with respect to any dispute among the Corporation, the Executive as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this

Agreement, the Corporation agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any such dispute; provided, however, that if the Executive is not entitled to recover such legal fees and expenses pursuant to the foregoing provisions of this Section 7, the Executive shall not be entitled to recover any such legal fees or expenses, and he hereby waives any rights to such recovery, under any provision of the Amended and Restated By-laws (now or hereafter in effect) of the Corporation which provide for indemnification of or payment to the Executive of legal fees and expenses. Any amounts paid by the Corporation under this paragraph shall be made within thirty (30) days after the proper delivery by the Executive of such evidence of legal fees and expenses that the Corporation may require, but in no event will the reimbursement payment be made later than the end of the calendar year following the calendar year in which the expense is incurred.

8. Confidential Information and Competitive Conduct.

(a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret, confidential information, knowledge or data relating to the Corporation or any of its affiliated companies, and its respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Corporation or any of its affiliated companies and which shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by them.

(b) Covenant Not to Compete or Solicit. During the Employment Period, the Executive shall not offer or sell any products or services that compete in any market with the businesses of VCI, nor shall he render services to any firm, person or corporation so competing with VCI, nor shall he have any interest, direct or indirect, in any business that is so competing with the businesses of VCI; provided, however, that ownership of five percent or less of any class of debt or equity securities which are publicly traded securities shall not be a violation of this covenant. The Corporation, at its sole option and in its sole discretion, may choose to subject the Executive to additional non-competition and non-solicitation restrictions, for up to two additional years after the end of the Employment Period so long as VCI shall pay to the Executive with respect to each year as to which it has exercised its option an amount equal to the Executive’s then Annual Base Salary in biweekly installments during such year. The first year of such extension shall be exercised at the option of VCI upon written notice to the Executive not later than 60 days prior to the end of the Employment Period. The second year of such extension shall be exercised at the option of VCI upon written notice to the Executive not later than 60 days prior to the end of the exercised first year of such extension. So long as the Executive is employed hereunder, and for any additional period of time described in the preceding sentences, the Executive shall not, directly or indirectly, (i) solicit any employee of VCI with a view to inducing or encouraging such employee to leave the employ of VCI for the purpose of being hired by the Executive or any employer affiliated with the Executive or (ii) solicit, take away, attempt to take away, or otherwise interfere with VCI’s business relationship with any of its respective customers. For purposes of this Section 8(b), all references to VCI shall include VCI and all affiliated companies.

(c) In the event of a breach or threatened breach of this Section 8, the Executive agrees that the Corporation shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

9. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representative.

(b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns.

10. Miscellaneous.

(a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Corporation to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Brian J. Husselbee

c/o NCH Marketing Services, Inc.

155 Pfingsten, Suite 200

Deerfield, IL 60015

If to VCI:

Valassis Communications, Inc.

19975 Victor Parkway

Livonia, MI 48152

Attention: Todd L. Wiseley

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) This Agreement contains the entire agreement of the Executive and the Corporation with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.

(f) The parties intend that the payments and benefits provided for in this Agreement to either be exempt from Section 409A of the Code or be provided in a manner that complies with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a ‘separation from service’ from the Corporation within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)).

(g) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws.

IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from VCI’s Board of Directors, the Corporations have caused this Agreement to be executed as of the day and year first above written.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Todd L. Wiseley

Name:	Todd L. Wiseley

Title:	General Counsel

NCH MARKETING SERVICES, INC.

By:	/s/ Todd L. Wiseley

Name:	Todd L. Wiseley

Title:	Secretary

/s/ Brian J. Husselbee
Brian J. Husselbee

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